Exhibit 10.11

December 5th, 2018

Carl Decicco

Dear Carl,

On behalf of Foghorn Therapeutics (the “Company”), I am delighted to offer you employment with the Company. This offer letter (the “Offer Letter”) and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company.

1. Starting Date, Position, and Duties.

a. Your initial position shall be Chief Scientific Officer. In your role, you shall report to the CEO. We anticipate that your employment shall start on December 10th, 2019 (the “Start Date”). In this key position you shall have responsibility for driving the scientific direction of the Company. In your role you are expected to build and supervise a team to execute against objectives and to develop and manage processes and systems to support these functions. It is understood that you will be employed by the Company in such capacity or such other capacity as may be mutually agreed upon by the Company and you from time to time. As a member of our team, we expect you to devote all of your professional and working time and energies to the business and affairs of the Company. You shall not engage in non-Company related business activities (including board memberships and academic appointments) without Company’s prior written consent, provided that any such consented- to services do not interfere with the performance of your duties hereunder, do not compete with Company, and do not otherwise violate the provisions of your Confidentiality Agreement (as described below); and (ii) upon your request in advance of same, Company in its sole discretion may provide you with written consent to serve on other boards or committees (provided, again, that such consented-to services do not interfere with the performance of your duties hereunder, compete with Company, or otherwise breach the provisions of your Confidentiality Agreement (as described below).

b. As is generally true for Company employees, you shall be employed on an at- will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time. Either of us may choose to end the employment relationship at any time, for any reason, with or without notice. If any benefit is subject to a benefit plan, the terms of that plan shall control. Other than the terms of this Offer Letter, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

2. Compensation. During your employment hereunder, as compensation for all services performed for the Company and its affiliates, the Company will provide you with the following compensation and benefits:

a. Salary. Your initial base pay shall be at a rate of $400,000 on an annualized basis, minus customary deductions for federal and state taxes and the like, and payable in accordance with the Company’s normal payroll practices.

b. Signing Bonus. In the first company pay cycle following your Start Date, you shall receive a one time signing bonus in the amount of $85,000, less required deductions for federal and state taxes and other applicable withholdings. If, prior to the one-year anniversary of your Start Date, you voluntary terminate your employment not following a “Resignation for Good Reason” (as defined below) or your employment is terminated by the Company for “Cause” (as defined below) such bonus is subject to repayment in full.

c. Annual Performance Bonus. You shall be eligible to receive an annual bonus of up to 40% of your base salary, payable upon the achievement, as determined by the Board of Directors of the Company (the “Board”) in its sole discretion, of specific milestones to be mutually agreed in writing. The annual bonus shall be paid to you no later than March 15th of the calendar year immediately following the calendar year in which it was earned. You must be employed by the Company on the last day of the calendar year to which a bonus relates in order to be eligible for and have earned the annual bonus.

d. Equity Grants. Subject to the terms and conditions of this Section 2.c. and any applicable policies and agreements (including but not limited to the “Equity Plan” and “Equity Agreements” described below), you shall be eligible for the following grant:

i.

Option Grant. Provided you commence employment with the Company on or before December 10th, 2019, subject to the approval of the Board, you will be granted an option to purchase 866,500 shares of common stock of the company at an exercise price equal to the fair market value of the stock on the date of the grant as determined by the Board. This stock option shall vest 25% on the first anniversary of the grant date, and the remaining 75% of the stock option shall vest on a quarterly basis on the first day of each calendar quarter for the 12 quarters thereafter, subject to your continued employment with the Company.

ii.

Terms and Conditions. In all respects, the stock option described in this Section 2 shall be governed by the 2016 Equity Incentive Plan (the “Equity Plan”) and an applicable Stock Option Agreement (as applicable, an “Equity Agreement”) executed by you pursuant thereto. The stock option described in this Section 2 shall be, to the maximum extent permissible, treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and the rules and regulations thereunder.

iii.

Accelerated Vesting. If you are subject to an Involuntary Termination (as defined below) outside of a CIC Period (as defined below), then the vesting and, if applicable, the exercisability of each of your outstanding equity-based awards under the Equity Plan or any additional equity- based plan maintained by the Company or any applicable successor plans thereto shall be partially accelerated such that the number of shares subject to each such equity-based award that would have vested during the 12 month period following your Separation (as defined below) (or, in the case of an equity-based award in which vesting of the shares is subject to the achievement of a performance-based condition, then 25% of the shares subject to such equity-based award) shall remain outstanding and eligible to vest and be vested and, if applicable, exercisable as of the effective date of the Release (as defined below). In addition, if you are subject to an Involuntary Termination during the CIC Period , then all of your then-unvested equity-based awards under the Equity Plan shall remain outstanding and eligible to vest and be fully accelerated and, if applicable, exercisable as of the effective date of the Release.

e. Benefits. You shall be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. These benefits may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits does not change your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

f. Travel and Lodging Allowance. The Company shall provide you with an allowance of $5,000 per month ($60,000 in total) for reasonable travel expenses related to your commute between your home location in Pennsylvania and the Company’s office location in Cambridge, MA, and for reasonable lodging expenses in the Cambridge, MA vicinity.

g. Expense Reimbursement. The Company shall reimburse you for all ordinary and reasonable out-of-pocket business expenses incurred in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements hereunder shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code and the rules and regulations thereunder (the “Code”) including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

3. Severance Benefit upon Termination without Cause Following Change of Control.

a. Notwithstanding the at-will nature of the parties’ relationship, should you be subject to an Involuntary Termination, then conditioned upon your timely execution and non-revocation of a separation agreement containing a release of claims and other customary terms in the form provided by the Company (the “Release”) and compliance with your Confidentiality Agreement described below then: (i) the Company shall provide you with a payment in an amount equal to (A) 9 months of your then current base salary plus (B) the amount of any bonus previously awarded to you by the Board with respect to any calendar year concluded prior to the date of termination that remains unpaid as of the date of termination, payable, in each case ((A) and (B)), in the form of salary continuation over the 9 month period following the date of separation, commencing on the first regular Company payday that is at least 5 business days following the effective date of the Release; (ii) (x) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law, (y) the premium subsidy described below is not illegal or discriminatory under the Code, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act, and (z) if you properly elect to receive benefits under COBRA, then the Company shall provide you with 9 months of your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination; and (iii) subject to the terms and conditions of the Equity Plan and Equity Agreements, any portion of any stock option granted to you that remains outstanding as of the date of separation and that has vested as of such date (or that vests in accordance with the provisions of Section 2(c)(iii) shall remain outstanding and exercisable for a period of 3 months following the Separation Date or, if earlier, the normal 10-year expiration date of such stock options.

b. For purposes of this offer letter, “Cause” means any one or more of the following actions: (i) your material breach of the terms of this Offer Letter or your breach of the terms of the Confidentiality Agreement; (ii) your material dishonesty, willful misconduct, gross negligence, or reckless conduct in each case, if such conduct is in connection with the performance of your services to the Company or any of its affiliates; (iii) your commission of an act of fraud, theft, misappropriation or embezzlement that is, in each case, materially injurious to the Company or an of its affiliates; (iv) your indictment of, or pleading nolo contendere to, any crime involving moral turpitude or any felony; or (v) your material violation of a Company policy that had been previously provided to you in writing or your willful refusal to perform, or substantial negligence in the performance of, your assigned duties to the Company or any of its affiliates (other than as a result of your mental or physical impairment). For purpose of clauses (i), (ii), (iii), and (v), “Cause” will only exist if: (1) the Company delivered to you a written description of the events or conditions giving rise to your termination for Cause; and (2) if curable, you have been given at least 15 days to cure such events or conditions and you fail to cure such events or conditions within such time period given.

c. For purposes of this offer letter, “Change of Control” means: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

d. For purposes of this offer letter, “CIC Period” means the period commencing on the date that is three months prior to the date on which a Change of Control occurs and ending on the date that is 12 months following such occurrence.

e. For purposes of this offer letter, “Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

f. For purposes of this offer letter, “Resignation for Good Reason” means a Separation as a result of your resignation within 180 days after one of the following conditions has come into existence without your consent:

i.	A reduction in your base salary other than in connection with an across-the-board reduction effecting all similarly situated executives of the Company;

ii.	A material diminution of your title, authority, duties or responsibilities; or

iii.	A material breach of this agreement by Company; or

iv.	A relocation of your principal workplace by more than 50 miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

g. For purposes of this offer letter, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

h. For purposes of this offer letter “Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause (and not as a result of your death or disability), provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-l(n)(l).

i. Any severance payments paid under this Section 3 shall commence within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. Each payment pursuant to this Offer Letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

j. Should you voluntarily terminate your employment for any reason (other than for Good Reason) or should your employment be terminated for Cause (whether before or after a Change of Control) or as a result of your death or disability, then you shall not be entitled to any severance payments described herein. Nothing in this Section 3 shall alter your status as an at-will employee.

k. Vesting in the Event of a Change of Control or Death. Notwithstanding anything to the contrary hereunder or in the Equity Plan or an applicable Equity Agreement, in the event of a Change of Control or your death, then you (or your estate, as applicable) automatically shall vest in all of the then-unvested shares subject to the equity awards under the Plan as of the date of the consummation of such Change of Control or the date of death, as applicable.

4. Certification. By signing this Offer Letter, you are certifying to the Company that: (a) your employment with the Company does not and shall not require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); (b) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of that agreement; (c) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, or injunction; and (d) all facts you have presented to the Company are accurate and true, including all statements made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you shall abide by restrictive covenants to prior employers.

5. Required 1-9 Documentation. Your employment with the Company is conditioned on your eligibility to work in the United States. For purposes of completing the INS 1-9 form, you must provide us sufficient documentation to demonstrate your identity and eligibility to work in the United States on or before your first day of employment.

6. Confidentiality and Other Obligations. As part of your employment with the Company, you shall be exposed to, and provided with, valuable confidential and trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Employee Non-Competition Agreement (the “Non-Compete Agreement”) and the Employee Non-Solicitation, Confidentiality and Assignment of Inventions Agreement (the “Confidentiality Agreement”). You must sign and return the Confidentiality Agreement before beginning your employment with the Company. The Non-Compete Agreement must be signed after you have had the requisite ten business days to review.

7. Section 409A and 280G of the Code.

a. Notwithstanding any other provision of this Offer Letter to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Offer Letter as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 6.a. shall be paid in a lump sum after 6-months have elapsed since your termination of employment. Any other payments shall be made according to the schedule provided for herein.

b. If any of the benefits set forth in this Offer Letter are “deferred compensation” under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this Offer Letter that constitute “deferred compensation” under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code. For purposes of clarification, this Section 6.b. shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

c. It is intended that each installment of the payments and benefits provided under this Offer Letter shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d. This Offer Letter shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A of the Code. Any provision inconsistent with Section 409A of the Code shall be read out of the Offer Letter. For purposes of clarification, this Section 6.d. shall be a rule of construction and interpretation and nothing in this Section 6.d. shall cause a forfeiture of benefits on the part of you. You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Offer Letter, including but not limited to consequences related to Section 409A of the Code.

e. If any payment or benefit you would receive under this Offer Letter, when combined with any other payment or benefit you receive pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then you shall determine which method shall be followed, provided that if you fail to make such determination within five (5) days after Company has sent you written notice of the need for such reduction, Company may determine the amount of such reduction in its sole discretion.

8. General. This Offer Letter, together with the Confidentiality Agreement and the restricted stock and option agreements and any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. The terms and provisions of this Offer Letter may be modified or amended only by written agreement executed by the parties hereto, and may be waived (or consent for the departure there from granted) only by a written document executed by the party entitled to the benefits of such terms or provisions. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void. This Offer Letter and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of Massachusetts, without giving effect to the conflict of law principles of any jurisdiction. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

9. Indemnification. The Company shall indemnify and hold you harmless for any liability, including reasonable attorneys1 fees and costs, incurred by reason of any act or omission by you in your capacity as an employee and/or officer of the Company to the extent permitted by the Company’s certificate of incorporation, as amended.

This offer shall remain open, unless sooner revoked by the Company, through XX 2018. Please acknowledge acceptance of this employment offer by signing and dating below. Keep one copy for your files and return one executed copy to me.

We greatly look forward to having you on the team.

Very truly yours,

Foghorn Therapeutics

By:	/s/ Adrian Gottschalk
Adrian Gottschalk, CEO

Agreed and Agreed to:

/s/ Carl Decicco
Carl Decicco

December 10, 2018
Date